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                                                                     EXHIBIT 3.5

                        Certificate regarding adoption of
                          amendment to Section 2.02 of
                         Amended and Restated Bylaws of
                           Abercrombie & Fitch Co. by
                       Board of Directors on July 10, 2003

     The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Abercrombie & Fitch Co. (the "Corporation"); and that the resolution set forth below was duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on July 10, 2003:

     Amendment of Section 2.02 of Amended and Restated Bylaws

     WHEREAS, pursuant to Section 1 of Article FIFTH of the Corporation's Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation; and

     WHEREAS, under Section 2.02 of the Amended and Restated Bylaws of the Corporation, the number of directors is to be not less than four nor more than nine, with the exact number of directors to be such number as may be set from time to time within those limits by resolution adopted by affirmative vote of a majority of the whole Board (as defined in Section
     2.02 of the Amended and Restated Bylaws); and

     WHEREAS, there are currently eight individuals serving as directors of the Corporation - three in the class whose terms continue until the 2004 Annual Meeting of Stockholders, three in the class whose terms continue until the 2005 Annual Meeting of Stockholders and two in the class whose terms continue until the 2006 Annual Meeting of Stockholders; and

     WHEREAS, the Board of Directors believes it would be in the best interests of the Corporation and its stockholders to amend Section 2.02 of the Amended and Restated Bylaws of the Corporation in order to increase to thirteen the maximum number of directors authorized to be elected or appointed;

     NOW, THEREFORE, BE IT:

     RESOLVED, that Section 2.02 of the Amended and Restated Bylaws of the Corporation be, and it hereby is, amended by deleting the same in its entirety and substituting therefor the following:





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     Section 2.02. Number of Directors. The number of directors of the corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall not be less than four nor more than thirteen, the exact number of directors to be such number as may be set from time to time within the limits set forth above by resolution adopted by the affirmative vote of a majority of the whole Board. As used in these Bylaws, the term "whole Board" means the total number of directors which the corporation would have if there were no vacancies.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate this 11th day of December, 2003.

                                     /s/ John K. Shubitowski
                                     -------------------------------------------
                                     John K. Shubitowski, Secretary of
                                     Abercrombie & Fitch Co.
























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